                                                                       Exhibit 1

                                                                  EXECUTION COPY


================================================================================







                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                         PROGRESS SOFTWARE CORPORATION,

                             CHOPIN MERGER SUB, INC.

                                       AND

                               EXCELON CORPORATION






                          Dated as of October 18, 2002







================================================================================

                                TABLE OF CONTENTS

                                                                                            PAGE
                                                                                            ----
ARTICLE I THE MERGER......................................................................    2

   1.1     The Merger.....................................................................    2
   1.2     Closing........................................................................    2
   1.3     Effective Time.................................................................    2
   1.4     Effect of the Merger...........................................................    3
   1.5     Certificate of Incorporation and Bylaws of the Surviving Corporation...........    3
   1.6     Directors and Officers of the Surviving Corporation............................    3
   1.7     Conversion of Company Common Stock, Etc........................................    3
   1.8     Cancellation of Shares.........................................................    4
   1.9     Company Stock Options and Employee Stock Purchase Plan.........................    4
   1.10    Capital Stock of Merger Sub....................................................    6
   1.11    Adjustments to Merger Consideration............................................    6
   1.12    Exchange of Certificates.......................................................    7
   1.13    Taking of Necessary Action; Further Action.....................................    9
   1.14    Dissenting Shares..............................................................    9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................   10

   2.1     Organization and Qualification.................................................   12
   2.2     Subsidiaries...................................................................   12
   2.3     Capital Structure..............................................................   14
   2.4     Authority; No Conflict; Required Filings.......................................   16
   2.5     Board Approval; Section 203....................................................   17
   2.6     SEC Filings; Financial Statements..............................................   18
   2.7     Absence of Undisclosed Liabilities.............................................   19
   2.8     Absence of Certain Changes or Events...........................................   19
   2.9     Agreements, Contracts and Commitments..........................................   20
   2.10    Compliance with Laws...........................................................   24
   2.11    Material Permits...............................................................   24
   2.12    Litigation.....................................................................   24
   2.13    Restrictions on Business Activities............................................   25
   2.14    Employee and Labor Matters; Benefit Plans......................................   25
   2.15    Proxy Statement................................................................   30
   2.16    Properties and Assets..........................................................   31
   2.17    Insurance......................................................................   32
   2.18    Tax Matters....................................................................   33
   2.19    Environmental Matters..........................................................   34
   2.20    Intellectual Property..........................................................   36
   2.21    Opinion of Financial Advisor...................................................   39
   2.22    Brokers........................................................................   39
   2.23    Certain Business Practices.....................................................   39
   2.24    Government Contracts...........................................................   39
   2.25    Interested Party Transactions..................................................   40

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......................   41

   3.1     Organization and Qualification.................................................   41
   3.2     Authority; Required Filings....................................................   42
   3.3     Proxy Statement................................................................   42
   3.4     Interim Operations of Merger Sub...............................................   43

   3.5     Financing......................................................................   43
   3.6     Non-Contravention..............................................................   43
   3.7     Brokers........................................................................   44
   3.8     Section 203....................................................................   44

ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER.........................................   44

   4.1     Conduct of Business Pending the Merger.........................................   44
   4.2     No Solicitation of Other Proposals.............................................   49

ARTICLE V ADDITIONAL AGREEMENTS...........................................................   51

   5.1     Special Meeting; Proxy Statement; Other Filings................................   51
   5.2     Tender Offer...................................................................   53
   5.3     Access to Information; Confidentiality.........................................   59
   5.4     Reasonable Efforts; Further Assurances.........................................   59
   5.5     Employee Benefit Matters.......................................................   60
   5.6     Notification of Certain Matters................................................   61
   5.7     Public Announcements...........................................................   62
   5.8     Indemnification of Directors and Officers......................................   62
   5.9     Option Agreement...............................................................   63

ARTICLE VI CONDITIONS OF MERGER...........................................................   64

   6.1     Conditions to Obligation of Each Party to Effect the Merger....................   64
   6.2     Additional Conditions to Obligations of Parent.................................   64
   6.3     Additional Conditions to Obligations of the Company............................   66

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.............................................   67

   7.1     Termination....................................................................   67
   7.2     Effect of Termination..........................................................   69
   7.3     Fees and Expenses..............................................................   69
   7.4     Amendment......................................................................   70
   7.5     Waiver.........................................................................   70

ARTICLE VIII GENERAL PROVISIONS...........................................................   71

   8.1     Survival of Representations and Warranties.....................................   71
   8.2     Notices........................................................................   71
   8.3     Interpretation.................................................................   73
   8.4     Severability...................................................................   73
   8.5     Entire Agreement...............................................................   73
   8.6     Assignment.....................................................................   74
   8.7     Parties in Interest............................................................   74
   8.8     Failure or Indulgence Not Waiver; Remedies Cumulative..........................   74
   8.9     Governing Law; Enforcement.....................................................   74
   8.10    Counterparts...................................................................   75

                                     ANNEXES

    ANNEX I:               Conditions to Offer
    ANNEX II:              Index to Defined Terms

                                    EXHIBITS

    EXHIBIT A:    Form of Stockholder's Agreement
    EXHIBIT B:    Form of Option Agreement

      AGREEMENT AND PLAN OF MERGER (this "Agreement"), made and entered into as of October 18, 2002 by and among Progress Software Corporation, a Massachusetts corporation ("Parent"), Chopin Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent ("Merger Sub"), and eXcelon Corporation, a Delaware corporation (the "Company"). Parent, Merger Sub and the Company are sometimes referred to herein each individually as a "Party" and, collectively, as the "Parties."

      WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each declared it to be advisable and in the best interests of each corporation and their respective stockholders that Parent and the Company combine in order to advance their long-term business interests;

      WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the terms and conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned subsidiary of Parent; and

      WHEREAS, as a condition to the willingness of, and an inducement to Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement certain holders of shares of the Company's common stock are entering into stockholder's agreements in substantially the form of Exhibit A attached hereto (the "Stockholder's Agreements"), and the Company is entering into a stock option agreement in substantially the form of Exhibit B attached hereto (the "Option Agreement").

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

      1.1 The Merger. At the Effective Time (as defined in Section 1.3), in accordance with the DGCL and the terms and conditions of this Agreement, the Merger Sub shall be merged with and into the Company. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of Delaware as a wholly owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

      1.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VII, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI, the closing of the Merger and other transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. (eastern standard time) on a date to be mutually agreed upon by the Parties (the "Closing Date"), which date shall be no later than the second Business Day (as defined below) after all the conditions set forth in Article VI (excluding conditions that, by their nature, cannot be satisfied until the Closing) shall have been satisfied or waived in accordance with Section 7.5, unless another time and/or date is agreed to in writing by the Parties. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111. For purposes of this Agreement, "Business Day" shall mean any day on which banks are permitted to be open in New York, New York.

      1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date or as soon thereafter as is practicable the Parties shall cause the Merger to become effective by executing and filing in accordance with the DGCL a certificate of merger with the Secretary of State of the State of Delaware (the "Certificate of Merger"), the date and time of such filing, or such later date and time as may be agreed upon by the Parties and specified therein, being hereinafter referred to as the "Effective Time."

      1.4 Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. From and after the Effective Time and without further action on the part of the Parties, the Certificate of Incorporation and Bylaws of the Merger Sub immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until amended in accordance with the respective terms thereof; provided, however, that, notwithstanding the foregoing, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the Corporation is eXcelon Corporation."

      1.6 Directors and Officers of the Surviving Corporation.

            (a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

            (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

      1.7 Conversion of Company Common Stock, Etc. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the following securities:

            (a) Each share of the Company's common stock, par value $0.001 per share ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled and retired pursuant to Section 1.8 and Dissenting Shares (as defined in Section 1.14)) shall be converted automatically into the right to receive $3.19 in cash, without interest, subject to adjustment as set forth in Section 1.11 (the "Merger Consideration").

            (b) From and after the Effective Time, all shares of Company Common Stock (other than any shares of Company Common Stock to be canceled and retired pursuant to Section 1.8 and Dissenting Shares) shall automatically be redeemed and canceled and shall cease to exist, and each holder of a certificate which previously represented any such share of Company Common Stock (each, a "Company Certificate" and, collectively, the "Company Certificates") shall cease to have any rights with respect thereto other than the right to receive the Merger Consideration such holder is entitled to receive pursuant to this Section 1.7 upon surrender of such certificate in accordance with Section 1.12 hereof, in each case without interest.

      1.8 Cancellation of Shares. Immediately prior to the Effective Time each share of Company Common Stock either held in the Company's treasury or owned by Parent or any direct or indirect wholly owned Subsidiary (as defined in Section 2.2(e)) of Parent or the Company immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof or payment therefor.

      1.9 Company Stock Options and Employee Stock Purchase Plan. Prior to the Closing Date, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans (as defined below)) shall adopt such resolutions or take such other actions as may be required to effect the following:

            (a) Adjust the terms of all outstanding stock options to purchase shares of Company Common Stock ("Company Stock Options") granted under the Object Design, Inc. 1989 Incentive and Nonqualified Stock Option Plan, the Object Design, Inc. 1995 Nonqualified Stock Option Plan, the eXcelon Corporation 1996 Incentive and Nonqualified Stock Option Plan, the eXcelon Corporation 1997 Nonqualified Stock Option Plan, the C-bridge Internet Solutions,

Inc. 1997 Stock Incentive Plan, as amended, the C-bridge Internet Solutions, Inc. 1999 Stock Incentive Plan, the C-bridge Internet Solutions, Inc. 1999 Director Stock Option Plan and the C-bridge Internet Solutions, Inc. 2000 Stock Option Plan (the "Company Option Plans") or otherwise, to provide that each Company Stock Option outstanding immediately prior to the Effective Time with an exercise price of less than the Merger Consideration, shall be canceled at the Effective Time in exchange for a payment from the Surviving Corporation (subject to any applicable withholding taxes) equal to the product of (1) the total number of shares of Company Common Stock subject to such Company Stock Option and (2) the excess of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, payable in cash immediately following the Effective Time. Section 1.9(a) of the Company Disclosure Schedule (as defined in Article II) sets forth a complete list of all Company Stock Options that have an exercise price less than the Merger Consideration, including (i) the grantee and the date of grant; (ii) the exercise price; (iii) the expiration date; and (iv) any other material terms, including, without limitation, any terms regarding the acceleration of vesting.

            (b) Cause any dispositions of Company Common Stock (including derivative securities with respect to the Company Common Stock) resulting from the transactions contemplated hereby by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to shares of Company Common Stock to be exempt under Rule 16b- 3 promulgated under the Exchange Act. By adopting or approving this Agreement, the Company's Board of Directors shall be deemed to have approved and authorized, and the stockholders of the Company shall be deemed to have approved and ratified, each and every amendment to (and such other actions in respect of) the Company Option Plans (and any other plan) and the agreements evidencing awards under the Company Option Plans (and any other plan) as the offices of the Company may deem necessary or appropriate to give effect to the provisions of this Section 1.9.

            (c) The Company shall amend the Company's 1996 Employee Stock Purchase Plan (the "Company ESPP" and collectively with the Company Option Plans, the "Company Stock Plans") prior to October 31, 2002, or take such other actions with respect to the

Company ESPP as are necessary, (i) to terminate the ongoing Offering (as such term is used in the Company ESPP) effective immediately following the October 31, 2002 Offering Termination Date (as such term is used in the Company ESPP) after the purchase scheduled to occur on such date, (ii) except as permitted by subparagraph (i), to ensure that no Offering commences or continues after the date of this Agreement (unless this Agreement is otherwise terminated pursuant to ARTICLE VII), (iii) to ensure that on and after November 1, 2002, there are no rights outstanding under the Company ESPP to acquire Company Common Stock, and (iv) to terminate, contingent upon consummation of the Merger, the Company ESPP.

            (d) Except as provided in Sections 1.9(a) and (c) above, the Company Stock Options, the Company Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time, and following the Effective Time no holder of a Company Stock Option nor any participant in any such plan, program or arrangement shall have any right thereunder to acquire capital securities of the Surviving Corporation or of Parent.

      1.10 Capital Stock of Merger Sub. Each share of common stock of Merger Sub, $0.01 par value per share ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and non-assessable share of common stock of the Surviving Corporation, $0.001 par value per share. From and after the Effective Time, each stock certificate of Merger Sub which previously represented shares of Merger Sub Common Stock shall evidence ownership of an equal number of shares of common stock of the Surviving Corporation.

      1.11 Adjustments to Merger Consideration. Without limiting any other provision of this Agreement, the Merger Consideration shall be adjusted, at any time and from time to time, to fully reflect the effect of any stock split, reverse split, stock dividend (including, without limitation, any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change, if permitted by the terms of Section 4.1, with respect to Company Common Stock occurring during the Interim Period (as defined in Section 4.1).

      1.12 Exchange of Certificates.

            (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company (the "Paying Agent") reasonably acceptable to the Company to make the payments of the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 1.7 hereof. When and as needed, Parent shall deposit with the Paying Agent such funds in trust for the benefit of holders of shares of Company Common Stock for exchange in accordance with this Section 1.12, for timely payment hereunder. Such funds shall be held by Paying Agent in a separate account established for the benefit of holders of Company Common Stock and may be invested by the Paying Agent in obligations of or guaranteed by the United States government or in other investment-grade debt instruments pending payment thereof by the Paying Agent to the holders of Company Common Stock. Earnings on such funds shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of any such earnings shall accrue to the benefit of holders of Company Common Stock.

            (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Company Certificate, whose shares were converted pursuant to Section
1.7 into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection 1.12(f) below) multiplied by the number of shares of Company Common Stock formerly represented by such Company Certificate and the Company Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Company Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Company Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.12, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 1.12.

            (c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Company Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for Merger Consideration as provided in this Section 1.12.

            (d) Return of Funds; No Liability. At any time following 270 calendar days after the Effective Time, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been deposited with the Paying Agent and which have not been disbursed to holders of Company Certificates, and thereafter such holders shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Company Certificates such stockholder holds, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Company Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (e) Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Company Certificate the Merger Consideration.

            (f) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

      1.13 Taking of Necessary Action; Further Action. If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Corporation full right, title and possession of all properties, assets, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and the Surviving Corporation shall be and are fully authorized and directed, in the name of and on behalf of their respective corporations, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.

      1.14 Dissenting Shares.

      Each outstanding share of Company Common Stock held by a Company stockholder who has demanded and perfected his or her right to an appraisal of his or her shares of Company

Common Stock in accordance with Section 262 of the DGCL and who has not effectively withdrawn or lost his or her right to such appraisal ("Dissenting Shares") shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.7, but the holder thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the disclosure schedule provided by the Company to Parent on the date hereof and accepted in writing by Parent (the "Company Disclosure Schedule"), the Company, on behalf of itself and its Subsidiaries, represents and warrants to Parent that the statements contained in this Article II are true, complete and correct. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosure in any paragraph shall be deemed to qualify only the corresponding paragraph of this Article II, unless a reasonable person would determine that the disclosure contained in such paragraph contains enough information to qualify or otherwise apply to other paragraphs of this Article II. As used in this Agreement, a "Company Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including, without limitation, intangible assets), financial condition, results of operations or reasonably foreseeable prospects of the Company and its Subsidiaries, taken as a whole, including without limitation: (i) litigation not otherwise disclosed on the Company Disclosure Schedule (or if disclosed on the Company Disclosure Schedule, modified by amendment or otherwise to include additional claims against the Company) that is reasonably likely to be determined adversely to the Company, and if determined adversely to the Company, (A) if money damages are sought, would, in the aggregate, result in liability to the Company or its Subsidiaries in excess of $1,000,000 (exclusive of any such amount that would be covered and payable, net of all deductible amounts, under any Insurance Policy (as defined in Section 2.17(a))) or (B) if equitable relief is sought, which would prohibit or otherwise materially impair the Company and its Subsidiaries from conducting their business as a whole in the manner presently conducted; (ii) failure of the Company to disclose to Parent obligations, whether written or oral, due third parties, including customers, including liabilities pursuant to maintenance, consulting, and other service agreements with customers and other third parties, in excess, in the aggregate, of $500,000; (iii) failure of the Company to disclose to Parent proprietary rights of third parties which may materially impair any Company Intellectual Property Rights (as defined in Section 2.20(a)) material to the Company or its Subsidiaries or may result in the Company being required to pay fees or other damages to third parties in excess, in the aggregate, of $500,000, including without limitation, the undisclosed incorporation of third party software proprietary rights, directly or indirectly, as components of the Company's software products and services;
(iv) failure of the Company to disclose to Parent payments or loans, in cash or in kind, made, or to be made, to any officer or director of the Company in excess of $50,000, other than in accordance with the Company's customary compensation and cost reimbursement practices; (v) failure of the Company to achieve total revenues, in accordance with GAAP (as defined in Section 2.6(b)), for the third quarter ended September 30, 2002 as reported in the Company's Form 10-Q for such quarter of at least $7,850,000; and (vi) the determination, in accordance with GAAP, that accounts receivable reflected on the Company's Financial Statements (as defined in Section 2.6(b)), net of established reserves, are not collectible, in the aggregate, in an amount in excess of $500,000; and excluding (1) any other changes, events or effects that are attributable to conditions resulting from the announcement of this Agreement and the pendency of the Merger and other transactions contemplated hereby, (2) any such effect to the extent resulting from or arising in connection with (A) changes or conditions generally affecting the industries or segments in which the Company operates or (B) changes in general economic, market or political conditions which, in the case of (A) or (B), is not specifically related to, or does not have a materially disproportionate effect (relative to other industry participants) on, the Company; provided, that any reduction in the market price or trading volume of the Company's publicly traded common stock shall not be deemed to constitute a Company Material Adverse Effect (it being understood that the foregoing shall not prevent Parent from asserting that any underlying cause of such reduction independently constitutes such a Company Material Adverse Effect), (3) the delisting of the Company Common Stock from the Nasdaq National Market or (4) the initiation or threat of initiation of litigation that seeks to enjoin or prevent, or that seeks damages in respect of, the consummation of the Merger. The Company shall be required to sustain the burden of demonstrating that any such change, event or effect is directly attributable to the Merger and other transactions contemplated by this Agreement.

      2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in corporate and tax good standing, where applicable, under the laws of the State of Delaware. The Company is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate and tax good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect. Each such jurisdiction is listed in Section 2.1 of the Company Disclosure Schedule. The Company has provided Parent true, complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.

      2.2 Subsidiaries.

            (a) Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 sets forth a true, complete and correct list of each Subsidiary (as defined in Section 2.2(e) below) of the Company that is a Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the U.S. Securities and Exchange Commission (the "SEC")). Section 2.2(a) of the Company Disclosure Schedule lists each Subsidiary of the Company.

            (b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation, and is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate and tax good standing, where applicable, under the laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such jurisdiction is listed in Section 2.2(b) of the Company Disclosure Schedule. The Company has provided Parent true, complete and correct copies of the Certificate of Incorporation and Bylaws or similar organizational documents of each Subsidiary, each as amended to date. No Subsidiary is in default under or in violation of any provision of its Certificate of Incorporation or Bylaws or similar organizational documents.

            (c) All of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are: (i) duly authorized, validly issued, fully paid, non-assessable; (ii) owned, directly or indirectly, by the Company (other than director's qualifying shares in the case of foreign Subsidiaries) free and clear of all liens, claims, security interests, pledges and encumbrances of any kind or nature whatsoever (collectively, "Liens"); and (iii) other than as contemplated by this Agreement, free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to the Company or any other Subsidiary of the Company, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest, other than restrictions under the Securities Act of 1933, as amended (the "Securities Act") and state securities laws.

            (d) None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

            (e) For purposes of this Agreement, the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party (or any other Subsidiary of such party) is a general partner (excluding partnerships, the general partnerships of which held by such party or Subsidiary of such party do not have a majority of the voting interest of such partnership) or (ii) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

      2.3 Capital Structure.

            (a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, $0.01 par value per share ("Company Preferred Stock").

            (b) As of the date hereof: (i) 7,412,572 shares of Company Common Stock are issued and outstanding; (ii) no shares of Company Preferred Stock are issued or outstanding; (iii) no shares of Company Common Stock are held in the treasury of the Company; (iv) 1,051,570 shares of Company Common Stock are duly reserved for future issuance pursuant to outstanding Company Stock Options granted pursuant to the Company Option Plans (the "Outstanding Company Stock Options"); (v) 123,243 shares of Company Common Stock are duly reserved for future issuance pursuant to the Company ESPP; and (vi) 1,475,000 shares of Company Common Stock are duly reserved for issuance pursuant to the Option Agreement. Except as described above, as of the date hereof, there are no shares of voting or non-voting capital stock, equity interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding.

            (c) All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Stock Plans and the Option Agreement, will be, when issued against payment therefore in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights.

            (d) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as described in subsection (b) above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as disclosed in Section 2.3(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person (as defined in
Section 13(a)(9) of the Exchange Act).

            (e) Section 2.3(e) of the Company Disclosure Schedule sets forth a complete and correct list of the holders of all Outstanding Company Stock Options, including: (i) the date of grant; (ii) the exercise price; (iii) the expiration date; and (iv) any other material terms, including, without limitation, any terms regarding the acceleration of vesting.

            (f) All of the issued and outstanding shares of Company Common Stock were issued in compliance in all material respects with all applicable federal and state securities laws.

            (g) Except as disclosed in Section 2.3(g)(i) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of the Company. Except as described in this Section 2.3 or in Section 2.3(g)(ii) of the Company Disclosure Schedule, there are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company or any of its Subsidiaries based upon revenues generated by them without augmentation as a result of the Merger or other transactions contemplated hereby) or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company or any of its Subsidiaries.

            (h) Except for the Stockholder's Agreements, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the stockholders of the Company, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company or any of its Subsidiaries.

      2.4 Authority; No Conflict; Required Filings.

            (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all corporate action on the part of the Company and no other corporate proceedings are necessary other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Company's Certificate of Incorporation (the "Requisite Stockholder Vote").

            (b) This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject only to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (iii) an implied covenant of good faith and fair dealing (collectively, the "Equitable Exceptions").

            (c) Except as set forth in Section 2.4(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of any benefit, or require the consent of any party to, or result in the creation of any Liens in or upon any of the properties or other assets of the Company or any of its Subsidiaries under any provision of: (i) the Certificate of Incorporation, Bylaws of the Company or other equivalent organizational documents of any of its Subsidiaries;
(ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise, statute, law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to the Company or any of its Subsidiaries, or by which any of their respective properties or assets may be bound or affected; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of their respective properties may be bound or affected, except, in the case of clauses
(ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or impair in any material respect the ability of the Parties to consummate the Merger and the other transactions contemplated hereby on a timely basis.

            (d) No consent, approval, order or authorization of, or registration, declaration or filing with, any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign (each, a "Governmental Authority") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (ii) compliance with any applicable requirements under the Securities Act; (iii) compliance with any applicable requirements under the Exchange Act; (iv) compliance with any applicable state securities, takeover or so-called "Blue Sky" Laws, the laws and regulations of any foreign country; and (v) compliance with the applicable rules and regulations of the NASD; and (vi) such consents, approvals, orders or authorizations, or registrations, declarations or filings which if not obtained or made, could not reasonably be expected to result in a Company Material Adverse Effect.

      2.5 Board Approval; Section 203.

            (a) The Board of Directors of the Company has, at a meeting duly called and held, by a unanimous vote of all directors: (i) approved and declared advisable this Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (iii) resolved to recommend to the stockholders of the Company (A) the approval of the Merger and the other transactions contemplated hereby and (B) the approval and adoption of this Agreement; and (iv) directed that this Agreement be submitted to the stockholders of the Company for their approval and adoption.

            (b) The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined therein) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or other transactions contemplated by this Agreement.

      2.6 SEC Filings; Financial Statements.

            (a) Except as disclosed in Section 2.6(a) of the Company Disclosure Schedule, the Company has timely filed all forms, reports and documents required to be filed by the Company with the SEC since January 1, 1999, including, without limitation, all exhibits required to be filed therewith, and has provided Parent true, complete and correct copies of all of the same so filed that are not available in complete and unredacted form on the SEC's Electronic Data Gathering and Retrieval system ("EDGAR") (including any forms, reports and documents filed after the date hereof, the "Company SEC Reports"). The Company SEC Reports: (i) at the time filed complied (or will comply when filed, as the case may be) in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act; (ii) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading and (iii) filed after July 30, 2002, at the time filed complied (or will comply when filed, as the case may be) in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), including, without limitation, that each periodic report was (or will be when filed, as the case may be) accompanied by the certification of the Company's Chief Executive Officer and Chief Financial Officer as required by
Section 906 of Sarbanes-Oxley and that each Annual Report on Form 10-K and Quarterly Report on Form 10-Q included (or will include when filed, as the case may be) the certification of the Company's Chief Executive Officer and Chief Financial Officer as required by Section 302 of Sarbanes-Oxley and the disclosure required by Item 307 of Regulation S-K promulgated by the SEC ("Regulation S-K").

            (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (collectively, the "Company Financial Statements"), complied or will comply, as the case may be, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC, and fairly presented or will fairly present, as the case may be, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements for the absence of footnotes and normal year-end adjustments which were not and will not be expected to be material in amount.

      2.7 Absence of Undisclosed Liabilities. Except as disclosed in Section 2.7 of the Company Disclosure Schedule, the Company and its Subsidiaries do not have any liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, that are individually or in the aggregate material other than: (i) liabilities reflected or reserved against on the balance sheet (the "Most Recent Balance Sheet") contained in the Company's Form 10-Q filed with the SEC on August 13, 2002 for the quarter ended June 30, 2002 (the "Most Recent Balance Sheet Date"); (ii) obligations under any Company Material Contract (as defined in Section 2.9); and
(iii) liabilities or obligations incurred since the Most Recent Balance Sheet Date in the ordinary course of business, consistent with past practice in both type and amount.

      2.8 Absence of Certain Changes or Events. Except as disclosed in Section
2.8 of the Company Disclosure Schedule, other than in connection with this Agreement and the transactions contemplated hereby, since the Most Recent Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been: (i) any action, event or occurrence which has had, or could reasonably be expected to result in, a Company Material Adverse Effect; or (ii) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

      2.9 Agreements, Contracts and Commitments.

            (a) Section 2.9(a) of the Company Disclosure Schedule identifies, and the Company has provided Parent true, complete and correct copies of, each of the following to the extent not available in complete and unredacted form on EDGAR (each, a "Company Material Contract" and, collectively, the "Company Material Contracts"):

                  (i) any agreement, contract or commitment currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) that (i) is required to be filed as an exhibit to, or otherwise incorporated by reference in, the Company SEC Reports pursuant to Regulation S-K, or (ii) which has been entered into by the Company or any of its Subsidiaries since its quarter ended June 30, 2002 and will be required to be filed by the Company with the SEC pursuant to Item 601(a)(1) of Regulation S-K;

                  (ii) any agreement, contract or commitment currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) relating to the employment of, or the performance of services by, any employee of or consultant to, the Company or its Subsidiaries that is in excess of $100,000 for any single individual, other than offer letters for "at will" employment that do not contain any severance obligations, and any agreement, contract or commitment pursuant to which the Company or its Subsidiaries is or may become obligated to make any severance, termination or similar payment to any current or former employee, executive officer or director of or consultant to any of the Company or its Subsidiaries; and any agreement, contract or commitment pursuant to which the Company or its Subsidiaries is or may become obligated to make any bonus or similar payment or series of payments (other than payments constituting base salary) in excess of $25,000 to any current or former employee, executive officer or director of the Company or its Subsidiaries;

                  (iii) any agreement, contract or commitment currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) that provides the Company or its Subsidiaries to indemnify any current or former officer, director, employee, agent, consultant or independent contractor of the Company or its Subsidiaries in an amount, in each instance in excess of $100,000;

                  (iv) any agreement, contract or commitment currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) imposing any restriction on the right or ability of the Company or its Subsidiaries (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person;

                  (v) any agreement, contract or commitment (other than Company Stock Options) currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities of any of the Company or its Subsidiaries, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities of any of the Company or its Subsidiaries, or (C) providing the Company or its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities of the Company or its Subsidiaries;

                  (vi) any agreement, contract or commitment currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) incorporating or relating to any guaranty, pledge, warranty or indemnity or similar obligation by the Company or its Subsidiaries for the benefit of any other Person, excluding any such guaranty, warranty or indemnity or similar obligation by the Company or its Subsidiaries granted to any customer in the ordinary course of business consistent with past practices;

                  (vii) any agreement, contract or commitment currently in effect relating to any currency hedging;

                  (viii) any agreement, contract or commitment containing "standstill" or similar provisions currently in effect;

                  (ix) any agreement, contract or commitment currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) creating or involving any agency relationship, distribution arrangement or franchise relationship;

                  (x) any agreement, contract or commitment currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) (A) to which any Governmental Authority is a party or under which any Governmental Authority has any rights or obligations, or (B) directly benefiting any Governmental Authority (including any subcontract or other agreement, contract or commitment between the Company or its Subsidiaries and any contractor or subcontractor to any Governmental Authority);

                  (xi) any agreement, contract or commitment currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) requiring that the Company or its Subsidiaries give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal (as defined in Section 4.2) or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Proposal or similar transaction;

                  (xii) any agreement, contract or commitment currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) that has a remaining term of more than one year and that may not be terminated (without penalty) within 90 days after the delivery of a termination notice and that would require payment by the Company or its Subsidiaries of, or involves the performance of services by the Company or its Subsidiaries having a value, in excess of $100,000 over the remaining term;

                  (xiii) any agreement, contract or commitment that contemplates or involves the payment or delivery of cash or other consideration by the Company or its Subsidiaries in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services by the Company or its Subsidiaries having a value in excess of $250,000 in the aggregate; and

                  (xiv) any agreement, contract or commitment currently in effect (or if not currently in effect, pursuant to which the Company or any of its Subsidiaries has material and continuing obligations or rights with respect thereto) not otherwise identified in clauses "(i)" through "(xiii)", a breach of which would reasonably be expected to have a Company Material Adverse Effect.

            (b) Except as disclosed in Section 2.12 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any Company Material Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect material damages from the Company or any of its Subsidiaries.

            (c) Each Company Material Contract that has not expired or otherwise been terminated in accordance with its terms is in full force and effect and, to the knowledge of the Company, no other party to such contract is in default in any material respect.

      2.10 Compliance with Laws. Each of the Company and its Subsidiaries has at all times complied with all federal, state, local and foreign statutes, laws and regulations, and is not in violation of, and has not received any written claim or notice of violation of, any such statutes, laws and regulations with respect to the conduct of its business or the ownership and operation of its properties and other assets, except for such instances of non-compliance or violation, if any, which could not reasonably be expected to result in a Company Material Adverse Effect.

      2.11 Material Permits.

            (a) Each of the Company and its Subsidiaries holds all federal, state, local and foreign governmental licenses, permits, franchises and authorizations necessary for conduct of its business as presently conducted and the ownership and operation of its properties and other assets, including, without limitation those that are required under all Environmental Laws (as defined in Section 2.19), except for such instances, if any, where the failure to hold such licenses, permits, franchises or authorizations, individually or in the aggregate, could not reasonably be expected to result in a Company Material Adverse Effect (collectively, the "Material Permits").

            (b) Each of the Company and its Subsidiaries is in compliance in all material respects with the terms and conditions of the Material Permits.

            (c) Each Material Permit is in full force and effect and no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Company, threatened, which seeks to revoke or limit any Material Permit.

            (d) The rights and benefits of each Material Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries immediately prior to the Effective Time.

      2.12 Litigation. Except as disclosed in Section 2.12 of the Company Disclosure Schedule, as of the date of this Agreement, there is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries which, if decided adversely could (a) be considered reasonably likely to result in (i) a Company Material

Adverse Effect or (ii) damages payable by the Company of any of its Subsidiaries in excess of $50,000 in the aggregate, (b) impair or prevent the Company and its Subsidiaries from conducting in any material respect the business and operations of the Company and its Subsidiaries as currently conducted or (c) otherwise impair in any material respect the ability of the Parties to consummate the Merger and other transactions contemplated by this Agreement on a timely basis.

      2.13 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon or otherwise applicable to the Company or any of its Subsidiaries which has the effect of prohibiting or materially impairing (a) any current or future business practice of the Company or any of its Subsidiaries or (b) any acquisition of any Person or property by the Company or any of its Subsidiaries.

      2.14 Employee and Labor Matters; Benefit Plans.

            (a) Section 2.14(a) of the Company Disclosure Schedule identifies each salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement and each other employee benefit plan or arrangement sponsored, maintained, contributed to or required to be contributed to by the Company and its Subsidiaries for the benefit of any current or former employee of the Company and its Subsidiaries (collectively, the "Plans"). The Company is in compliance with, in all material respects, each law or regulation pursuant to which the Company and its Subsidiaries are required to establish any reserve or make any contribution for the benefit of any current or former employee located in any foreign jurisdiction. Section 2.14(a) of the Company Disclosure Schedule also identifies any agreement or arrangement between an employee, director or consultant of the Company and its Subsidiaries that contains a change of control provision. Except as disclosed in Section 2.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any outstanding payment or other obligation pursuant to any severance agreement, separation agreement, or other agreement to settle or compromise any legal claim or right, regardless of whether any legal proceeding to enforce any such claim or right has been threatened or commenced.

            (b) Except as set forth in Section 2.14(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains, sponsors or contributes to, and neither the Company nor any of its Subsidiaries has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA for the benefit of employees or former employees of the Company or any of its Subsidiaries (a "Pension Plan").

            (c) Except as set forth in Section 2.14(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains, sponsors or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA or any similar welfare benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA), for the benefit of any current or former employees or directors of the Company or any of its Subsidiaries (a "Welfare Plan"). No Welfare Plan is a self-insured Welfare Plan or a "multiple employer welfare arrangement" as such term is defined in Section 3(40) of ERISA.

            (d) With respect to each Plan, the Company has provided Parent: (i) a true and complete copy of such Plan documents and copies of prior plan documents(including all amendments thereto); (ii) a true and complete copy of the Form 5500 annual report (along with all schedules and attachments), if required under ERISA, with respect to such Plan for the last three (3) years;
(iii) a true and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Plan, (iv) if such Plan is funded through a trust or any third party funding vehicle, a true and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (v) true and complete copies of all contracts or agreements relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and record keeping agreements; (vi) a true and complete copy of the most recent determination letter received from the Internal Revenue Service (the "IRS") with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code), along with all filing materials related to the submission for such letter; (vii) all corporate resolutions or similar corporate or committee authorizing documents with respect to any such Plan; and (viii) a copy of all Plan testing (including nondiscrimination testing) completed with respect to each Plan for the last three (3) years, if applicable.

            (e) Neither the Company nor any of its Subsidiaries has ever participated in any multiemployer plan, as such term is defined in Section 3(37) of ERISA, or could have any material liability under Title IV of ERISA with respect to any multiemployer plan. Neither the Company nor any of its Subsidiaries has ever sponsored, maintained or contributed to, or has had any liability (direct or indirect) with respect to, an employee pension benefit plan as defined in Section 3(2) of ERISA or which is subject to Title IV of ERISA or
Section 412 of the Code.

            (f) Neither the Company nor any of its Subsidiaries has any plan or commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with existing applicable laws and regulations).

            (g) No Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of the Company or any of its Subsidiaries after any termination of service of such employee or director (other than benefit coverage mandated by applicable laws and regulations, including without limitation coverage provided pursuant to
Section 4980B of the Code).

            (h) With respect to any Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects. Any such Plan is in compliance in all material respects with the requirements of the Health Insurance Portability and Accountability Act of 1996. Section 2.14(h) of the Company Disclosure Schedule describes all obligations of the Company and its Subsidiaries as of the date of this Agreement under any of the provisions of COBRA.

            (i) Each of the Plans has been operated and administered in all material respects in accordance with its terms and with applicable laws and regulations, including ERISA, the Code and applicable foreign legal requirements, and all required governmental filings and participant reports or disclosures have been made on a timely basis.

            (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, covering changes mandated by TRA '86. Each trust maintained with respect to each Plan is exempt from taxation under Section 501(a) of the Code. No act or omission has occurred that would adversely affect such qualified or tax exempt status. There have been no "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code involving any of the Plans that could result in any liability to the Company or any Subsidiary. There are no pending, or to the knowledge of the Company threatened or anticipated claims, litigation, administrative actions or proceedings against or otherwise involving any of the Plans or related trusts, or any fiduciary thereof, by any governmental agency, or by any employee, former employee, retiree, participant or beneficiary covered under any of the Plans, or otherwise involving the Plans (other than routine claims for benefits). There is no lien, judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof in that capacity.

            (k) Section 2.14(k) of the Company Disclosure Schedule sets forth all bonus, golden parachute, severance or other payments or obligations to any current or former employee or director of the Company or any of its Subsidiaries (whether or not under any Plan, written or oral) which will become payable or will be materially increased, or which such payment or vesting of such benefit will be accelerated, as a direct or indirect result of the execution, delivery or performance of this Agreement, or the consummation of the Merger or any of the other transactions contemplated by this Agreement, irrespective of whether such material increase or acceleration of vesting or time of payment is directly or indirectly related to a "change in control" (as defined in any applicable Plan, arrangement or agreement) or a voluntary or involuntary termination of employment within a certain period of time either before or after such "change in control" (as defined in the applicable Plan, arrangement or agreement).

            (l) Section 2.14(l)(i) of the Company Disclosure Schedule contains a list of all salaried employees of the Company and its Subsidiaries as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates and terms of employment, their positions and any notice, payment, bonus, accelerated vesting of Company Stock Options, or other form of remuneration (exclusive of accrued vacation pay) to which each such employee may be entitled upon termination of his or her employment. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. Except as set forth on
Section 2.14(l)(ii) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries are "at will" employees.

            (m) Section 2.14(m) of the Company Disclosure Schedule identifies each employee of the Company and its Subsidiaries who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

            (n) The Company has no knowledge of any facts indicating that any of the officers or management personnel of the Company or any of its Subsidiaries intends to terminate his or her employment.

            (o) Neither the Company nor any of its Subsidiaries has entered into any contracts with any labor union or employee association or made any commitments, to or conducted negotiations with, any labor union or employee association with respect to future agreements. The Company is not aware of any current attempts to organize or establish a labor union or employee association with respect to any employees of the Company or any of its Subsidiaries.

            (p) During the last five (5) years, there has not occurred nor been threatened any labor strike, dispute, slowdown, work stoppage, picketing, concerted refusal to work regular or overtime hours or similar labor activity with respect to any employees of the Company or any of its Subsidiaries.

            (q) With respect to termination of employees, the Company and its Subsidiaries have at all times complied in all material respects with all federal, state, local and foreign statutes, laws and regulations, including but not limited to the federal Worker Adjustment and Retraining Notification (WARN) Act of 1988 (and similar state laws), and is not in material violation of, and has not received any written claim or notice of violation of, any such statutes, laws and regulations.

      2.15 Proxy Statement.

            (a) The Proxy Statement (as defined in Section 5.1(a)) to be sent to the stockholders of the Company in connection with the Special Meeting (as defined in Section 5.1(a)) will comply in all material respects with the provisions of the applicable federal securities laws and shall not, on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by the Company for the Special Meeting which has in the interim become false or misleading in any material respect; provided, however, that the Company makes no representation or warranty with respect to information furnished by Parent or Merger Sub in writing for inclusion in the Proxy Statement.

            (b) If at any time prior to the Effective Time any event should occur involving the Company, its officers, directors or any other Affiliate of the Company (as defined in Rule 13e-3(a)(i) of the Exchange Act), which is required under the Securities Act or the Exchange Act to be set forth in the Proxy Statement, the Company shall immediately inform Parent of such event and promptly prepare an amendment or supplement to the Proxy Statement in which such event shall be fully and accurately described. Such amendment or supplement shall first be provided to Parent for its review and then promptly filed with the SEC and, as required under the Securities Act or the Exchange Act, disseminated to the stockholders of the Company.

      2.16 Properties and Assets.

            (a) The Company and its Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected on the Most Recent Balance Sheet or acquired since the Most Recent Balance Sheet Date, or, in the case of leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clear of all Liens except for: (i) Liens reflected in the Company Financial Statements, (ii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property as it is presently used,
(iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, (iv) mechanic's, materialmen's and similar Liens arising in the ordinary course of business or by operation of law and (v) any conditions that are shown on the surveys previously delivered to Parent of such real property (collectively, "Permitted Liens").

            (b) Section 2.16(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property owned or leased by the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all leases for real property to which it is a party. Neither the Company nor any of its Subsidiaries is a party to any lease, assignment or similar arrangement under which the Company or any Subsidiary is a lessor, assignor or otherwise makes available for use by any third party any portion of the owned or leased real property.

            (c) The facilities, property and equipment owned, leased or otherwise used by the Company or any of its Subsidiaries are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear), and suitable for the purposes for which they are presently used.

            (d) All tangible assets which are leased by the Company or any of its Subsidiaries have been maintained with the manufacturers' standards and specifications required by each such lease such that at each such termination of the lease such assets can be returned to their owner without any further material obligation on the part of the Company or any of its Subsidiaries with respect thereto.

            (e) From and after the Effective Time, except for the Company employees, with respect to which the Company makes no representation, the tangible assets owned or leased by the Surviving Corporation, together with its intangible assets will constitute those assets reasonably required to operate the business and operations of the Company and its Subsidiaries as currently conducted in all material respects.

            (f) Section 2.16(f) of the Company Disclosure Schedule sets forth a list of all leased real property that is as of the date of this Agreement, or is expected to be by the Effective Time, vacant or Substantially Vacant (as defined below). Section 2.16(f) of the Company Disclosure Schedule includes: (i) the total number of square feet leased pursuant to each such lease; (ii) the number of square feet so leased that is vacant or otherwise not utilized pursuant to each such lease; and (iii) the aggregate lease payments due from the date hereof through the expected termination of each such lease. For purposes of this
Section 2.16(f), "Substantially Vacant" shall mean that more than 25% of the square footage subject to such lease is or is expected to be vacant or unutilized.

      2.17 Insurance.

            (a) The Company and its Subsidiaries maintain policies of insurance and bonds against loss relating to their business, operations and properties and such other risks as companies engaged in similar business would, in accordance with good business practice, customarily insure (the "Insurance Policies"). All premiums due and payable under the Insurance Policies have been paid on a timely basis and the Company and its Subsidiaries are in compliance in all material respects with all other terms thereof. Section 2.17(a) of the Company Disclosure Schedule sets forth a list of all Insurance Policies.

            (b) The Insurance Policies are in full force and effect and there are no material claims pending as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and except as set forth on Section 2.17(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has the Company or any of its Subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

      2.18 Tax Matters.

            (a) For purposes of this Agreement, a "Tax" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.

            (b) Each of the Company and its Subsidiaries has accurately prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports required to be filed by it (collectively, "Returns") relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or to their operations, and all such Returns are true, complete and correct in all material respects.

            (c) Each of the Company and its Subsidiaries: (i) has paid all Taxes it is obligated to pay as reflected on the Returns or otherwise or is contesting them in good faith (a list of such Taxes being contested is set forth in Section 2.18(c) of the Company Disclosure Schedule); and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise.

            (d) Except as disclosed in Section 2.18(d) of the Company Disclosure Schedule, there is no material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries that is not accurately reflected as a liability on the Most Recent Balance Sheet, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

            (e) Except as disclosed in Section 2.18(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for on the Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise.

            (f) Except as set forth in Section 2.18(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor that, considered individually or considered collectively with any other such contracts, would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) the Code (or any comparable provision of state or foreign tax laws). Neither the Company nor any of its Subsidiaries is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract or agreement.

      2.19 Environmental Matters.

            (a) The Company is in compliance in all material respects with all Environmental Laws (as defined below), which compliance includes, without limitation, the possession by the Company and its Subsidiaries of all Material Permits required under all applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof.

            (b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has not received any written communication, whether from a Governmental Authority or other Person, that alleges that either the Company or any of its

Subsidiaries is not in compliance with any Environmental Laws or any Material Permit required under any applicable Environmental Law, or that it is responsible (or potentially responsible) for the cleanup of any Materials of Environmental Concern (as defined below) at, on or beneath its facilities or at, on or beneath any land adjacent thereto, and to the Company's knowledge, there are no conditions existing at such facilities that could reasonably be expected to prevent or interfere with such full compliance in the future.

            (c) To the Company's knowledge, there are no past or present facts, circumstances or conditions, including, without limitation, the release of any Materials of Environmental Concern, that could reasonably be expected to result in a claim against the Company or any of its Subsidiaries under any Environmental Law that would reasonably be expected to have a Company Material Adverse Effect.

            (d) The Company has provided Parent true, complete and correct copies of all of the environmental audits, assessments and documentation regarding environmental matters pertaining to, or the environmental condition of, the Company's facilities or the compliance (or non-compliance) by the Company and its Subsidiaries with any Environmental Laws, known to the Company.

            (e) To the Company's knowledge, none of the facilities ever used by the Company or any of its Subsidiaries has ever been a site for the use, generation, manufacture, discharge, assembly, processing, storage, release, disposal or transportation to or from of any Materials of Environmental Concern, except for chemicals used in the ordinary course of business of the Company and its Subsidiaries, all of which chemicals have been stored and used in strict compliance in all material respects with all applicable Material Permits and Environmental Laws.

            (f) Neither the Company nor any of its Subsidiaries is the subject of any federal, state, local or private litigation or proceedings involving a demand for damages or other potential liability with respect to any alleged violations of Environmental Laws.

            (g) For purposes of this Agreement, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, "Environmental Law" shall mean any federal, state, local or foreign law or statute, or any rule or regulation implementing such law or statute and any applicable case law or administrative decision, in each case existing and in effect on the date hereof relating to pollution or protection of the environment, including, without limitation, any statute or regulation pertaining to: (i) treatment, storage, disposal, generation or transportation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern;
(v) the protection of wildlife, marine sanctuaries and wetlands, including, without limitation, all endangered and threatened species; (vi) aboveground or underground storage tanks, vessels and containers; (vii) abandoned, disposed or discarded barrels, tanks, vessels, containers and other closed receptacles; and
(viii) the manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Materials of Environmental Concern, and "Materials of Environmental Concern" shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

      2.20 Intellectual Property.

            (a) The Company and each of its Subsidiaries, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software (as defined in Subsection (g) below)) that are used in or necessary to conduct the business of the Company and its Subsidiaries as currently conducted or as proposed to be conducted (the "Company Intellectual Property Rights").

            (b) Section 2.20(b)(i) of the Company Disclosure Schedule sets forth a complete list of all (i) patents, (ii) trademarks, (iii) registered copyrights, trademarks, trade names and service marks and (iv) any applications therefor, included in the Company Intellectual Property Rights, and specify, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers, the date of such registration or application, and the names of all registered owners. Section 2.20(b) of the Company Disclosure Schedule also sets forth a complete list of all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Intellectual Property Right (excluding end-user, VAR and OEM licenses granted to customers in the ordinary course of business ("End-User Licenses")) or other trade secret material to the Company, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. The Company is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's rights under such license, sublicense or agreement. Except as disclosed in Section 2.20(b)(iv) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company, and the consummation of the Merger contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

            (c) Except as disclosed in Section 2.20(b) of the Company Disclosure Schedule, the Company is the sole and exclusive owner of, or is a licensee of (whether sole and exclusive or not), with all right, title and interest in and to (free and clear of any liens or encumbrances), the Company Intellectual Property Rights, and has rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used. Except as disclosed in Section 2.20(c) of the Company Disclosure Schedule, no claims with respect to the Company Intellectual Property Rights have been asserted or, to the knowledge of the Company, are threatened by any person nor, to the knowledge of the Company, are there any valid grounds, for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company or any of its Subsidiaries as now manufactured, sold, licensed or used or proposed for manufacture, sale, licensing or use by the Company infringes on any copyright, patent, trademark, service mark or trade secret, (ii) against the use by the Company or any of its Subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted or as proposed to be conducted by the Company, or (iii) challenging the ownership by the Company or any of its Subsidiaries or the validity or effectiveness of any of the Company Intellectual Property Rights. All registered trademarks, registered service marks and registered copyrights held by the Company and its Subsidiaries are valid and subsisting.

            (d) To the knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company.

            (e) No Company Intellectual Property Right or product of the Company or any of its Subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement (other than exclusive distribution agreements as set forth in Section 2.20(e) of the Company Disclosure Schedule) under which the Company or its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

            (f) The Company and its Subsidiaries have a practice to secure, and have secured, from all consultants and contractors who contribute or have contributed to the creation or development of Company Intellectual Property Rights valid written assignments by such persons to the Company and its Subsidiaries of the rights to such contributions. The Company and its Subsidiaries have taken reasonable and appropriate steps to protect and preserve the confidentiality of their trade secrets. The Company has required each employee to execute a proprietary information and confidentiality agreement substantially in the Company's standard form, a true and correct copy of which has been provided to Parent.

            (g) "Commercial Software" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to the Company or any of its Subsidiaries pursuant to end-user licenses and which are used in the business of the Company or its Subsidiaries but are in no way a component of or incorporated in or specifically required to develop any of the products and related trademarks, technology and know-how of the Company and its Subsidiaries.

      2.21 Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion, dated October 18, 2002, of SG Cowen Securities Corporation, financial advisor to the Company (the "Financial Advisor"), to the effect that, as of such date, the Merger Consideration to be received in the Merger by the stockholders of the Company is fair to such stockholders from a financial point of view, and a copy of such opinion shall be delivered to Parent promptly after the date hereof. The Company has been authorized by the Financial Advisor to include such opinion in its entirety in the Proxy Statement.

      2.22 Brokers. No broker, financial advisor, investment banker or other Person, other than the Financial Advisor which is entitled to a fee not to exceed $150,000 upon delivery of the opinion described in Section 2.21, is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company and no such Person, including the Financial Advisor, is entitled to any fee or commission based on the successful consummation of the Merger.

      2.23 Certain Business Practices. Neither the Company, its Subsidiaries or, to the knowledge of the Company, any director, officer, employee or agent of the Company has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

      2.24 Government Contracts. Neither the Company nor any of its Subsidiaries has been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or threatened. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company, any of its Subsidiaries or the Parent (assuming that no such suspension or debarment will result solely from the identity of Parent).

      2.25 Interested Party Transactions. Except as set forth in Section 2.25 of the Company Disclosure Statement, since April 30, 2002, no event has occurred that would be required to be reported by the Company as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

            Parent, on behalf of itself and its Subsidiaries, represents and warrants to the Company that the statements contained in this Article III are true, complete and correct. As used in this Agreement, a "Parent Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including, without limitation, intangible assets), financial condition, results of operations or reasonably foreseeable prospects of Parent and its Subsidiaries, taken as a whole; and excluding (i) any other changes, events or effects that are attributable to conditions resulting from the announcement of this Agreement and the pendency of the Merger and other transactions contemplated hereby, (ii) any such effect to the extent resulting from or arising in connection with (A) changes or conditions generally affecting the industries or segments in which Parent operates or (B) changes in general economic, market or political conditions which, in the case of (A) or (B), is not specifically related to, or does not have a materially disproportionate effect (relative to other industry participants) on, Parent; provided, that any reduction in the market price or trading volume of Parent's publicly traded common stock shall not be deemed to constitute a Parent Material Adverse Effect (it being understood that the foregoing shall not prevent the Company from asserting that any underlying cause of such reduction independently constitutes such a Parent Material Adverse Effect), or (iii) the initiation or threat of initiation of litigation that seeks to enjoin or prevent, or that seeks damages in respect of, the consummation of the Merger.

      3.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the Commonwealth of Massachusetts. Parent is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate and tax good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not have a Parent Material Adverse Effect. Parent is not in default under or in violation of any provision of its Articles of Organization or Bylaws.

      3.2 Authority; Required Filings.

            (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all corporate action on the part of Parent and Merger Sub and no other corporate proceedings are necessary.

            (b) This Agreement has been duly executed and delivered by Parent and the Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject only to the Equitable Exceptions.

            (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger or other transactions contemplated hereby except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (ii) compliance with any applicable requirements under the Securities Act; (iii) compliance with any applicable requirements under the Exchange Act; (iv) compliance with any applicable state securities, takeover or so-called "Blue Sky" Laws, the laws and regulations of any foreign country; and
(v) such consents, approvals, orders or authorizations, or registrations, declarations or filings which if not obtained or made, could not reasonably be expected to result in a Parent Material Adverse Effect.

      3.3 Proxy Statement.

            (a) The information supplied or to be supplied by Parent for the inclusion (or incorporation by reference, as the case may be) in the Proxy Statement shall not on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or otherwise necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by the Company for the Special Meeting which has in the interim become false or misleading in any material respect.

            (b) If at any time prior to the Effective Time any event should occur involving Parent, its officers, directors or any other Affiliate of Parent, which is required under the Securities Act or the Exchange Act to be set forth in the Proxy Statement, Parent shall immediately inform the Company of such event and the Company shall promptly prepare an amendment or supplement to the Proxy Statement in which such event shall be fully and accurately described. Such amendment or supplement shall first be provided to Parent for its review and then promptly filed with the SEC and, as required under the Securities Act or the Exchange Act, disseminated to the stockholders of the Company.

      3.4 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement.

      3.5 Financing. Parent and Merger Sub collectively have and will have at the Effective Time sufficient funds in immediately available U.S. dollars to pay the Merger Consideration in cash for all outstanding shares of Company Common Stock converted into cash pursuant to the Merger, to perform Parent's and Merger Sub's obligations under this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement and payable by them. Parent will make such funds available to Merger Sub when required for the performance of its obligations hereunder.

      3.6 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement does not and will not (a) contravene or conflict with the respective certificates of incorporation and bylaws of Parent and Merger Sub; or (b) contravene or conflict with or constitute a violation of any law applicable to Parent or Merger Sub, except, in the case of clauses (a) or (b) above, for any such conflicts, violations, other occurrences, if any, that could not, individually or in the aggregate, reasonably be expected to result in a Parent

Material Adverse Effect or impair in any material respect the ability of the Parties to consummate the Merger and the other transactions contemplated hereby on a timely basis.

      3.7 Brokers. No broker, financial advisor, investment banker or other Person is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent and /or Merger Sub and no such Person is entitled to any fee or commission based on the successful consummation of the Merger.

      3.8 Section 203. As of the time immediately prior to the effective time of this Agreement, and without giving effect to the transactions contemplated by this Agreement, the Stockholder's Agreements and the Option Agreement, neither Parent nor Merger Sub is an "interested stockholder" as defined in Section 203 of the DGCL.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

      4.1 Conduct of Business Pending the Merger.

            (a) The Company covenants and agrees that, between the date hereof and the earlier to occur of the Effective Time or such earlier time as this Agreement is terminated in accordance with Article VII (such period being hereinafter referred to as the "Interim Period"), except as expressly required by this Agreement or unless Parent shall otherwise consent in writing, each of the Company and its Subsidiaries: (i) shall conduct its business only in the ordinary course of business, consistent with past practice and according to the plans and budgets previously provided to Parent; (ii) shall not take any action, or fail to take any action, except in the ordinary course of business, consistent with past practice; and (iii) shall use their reasonable best efforts to preserve intact their business organization, properties and assets, keep available the services of their officers, employees and consultants, maintain in effect all Company Material Contracts and preserve their relationships, customers, licensees, suppliers and other Persons with which they have business relations. By way of amplification and not limitation, except as expressly permitted by this Agreement or as set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Parent:

                  (i) amend their Certificate of Incorporation, Bylaws or other equivalent organizational documents, or otherwise alter their corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

                  (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company or any of its Subsidiaries, except for the issuance of shares of Company Common Stock issuable (a) upon the exercise of Outstanding Company Stock Options or (b) under the Company ESPP pursuant to Section 1.9(c);

                  (iii) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or interest in or securities of any of its Subsidiaries;

                  (iv) sell, transfer, pledge, dispose of or encumber any properties, facilities, equipment or other assets, except for sales of inventory and equipment in the ordinary course of business and not material in amount, either individually or in the aggregate;

                  (v) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of its capital stock or other equity interests (except that a wholly owned Subsidiary of the Company may declare and pay a cash dividend to the Company);

                  (vi) split, combine or reclassify any shares of its capital stock or other securities or equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests;

                  (vii) sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Company Intellectual Property Rights, or amend or modify in any material respect any existing agreements with respect to any Company Intellectual Property Rights, except for licenses of Company Intellectual Property Rights to end-user customers for their internal use or solely as necessary for such customers to use the Company's products and services, in each case in the ordinary course of business consistent with past practice;

                  (viii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division thereof;

                  (ix) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company's Subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments, except in the ordinary course of business and as otherwise permitted under any loan or credit agreement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement;

                  (x) authorize or make any new capital expenditure or expenditures, or incur any obligations or liabilities in connection therewith, which individually is in excess of $25,000 or, in the aggregate, are in excess of $100,000;

                  (xi) except as required to comply with any applicable law or any contract agreement or Plan in effect on the date of this Agreement, and only after ten (10) days prior written notice to Parent, take or permit to be taken any action to: (A) increase the compensation payable to its officers or employees; (B) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, its officers; (C) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee except in accordance with agreements entered into before the date of this Agreement or otherwise in the ordinary course of business consistent with past practice; (D) enter into any collective bargaining agreement; (E) hire or terminate any employees, independent contractors or consultants, having a total salary or severance package that is individually in excess of $75,000, or that collectively is in excess of $300,000 or (F) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or other Plan or arrangement for the benefit of any of its directors, officers or employees, except in accordance with the provisions of Section 1.9 and 5.5 of this Agreement;

                  (xii) change any accounting policies or procedures (including, without limitation, procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;

                  (xiii) create, incur, suffer to exist or assume any Lien, other than Permitted Liens, on any of its material properties, facilities or other assets;

                  (xiv) other than in the ordinary course of business: (A) enter into any Company Material Contract; (B) modify, amend or transfer in any material respect or terminate any Company Material Contract or waive, release or assign any material rights or claims thereto or thereunder; or (C) enter into, extend, amend or modify any lease with respect to real property;

                  (xv) enter into any contract or agreement containing any restriction on the ability of the Company or its Subsidiaries to assign its rights, interests and obligations thereunder, unless such restriction expressly excludes any assignment to Parent in connection with or following consummation of the Merger and the other transactions contemplated hereby;

                  (xvi) enter into any contract or agreement, or amend the terms of any existing contract or agreement, which grants to any Person exclusive supply, manufacturing, production, marketing or distribution rights with respect to any of its products or technologies;

                  (xvii) enter into any contract or agreement with a term of greater than one year or which can reasonably be expected to result in payment obligations by the Company in excess of $25,000;

                  (xviii) make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;

                  (xix) pay, discharge, satisfy or settle any material litigation or waive, assign or release any rights or claims with respect thereto, other than settlements in the ordinary course of business that involve only the payment of amounts not in excess of $20,000 individually or $100,000 in the aggregate, do not impose any restrictions on the conduct of the business of the Company or its Subsidiaries and include no admission being made with respect to (A) any criminal wrongdoing or (B) the invalidity or unenforceability of, or any infringement with respect to, any Company Intellectual Property Rights;

                  (xx) accelerate or otherwise amend the terms of any outstanding options under the Company Stock Plans, except in accordance with the provisions of Section 1.9 of this Agreement or as required under the terms of such Company Stock Plans;

                  (xxi) fail to maintain in full force and effect all insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case without simultaneously securing replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies;

                  (xxii) subject to Section 4.1(a)(x), fail to make any expenditures that are necessary and sufficient to maintain or, to the extent budgeted or consistent with the past practice of the Company and its Subsidiaries, improve the conditions of the properties, facilities and equipment of the Company and its Subsidiaries, including, without limitation, budgeted expenditures relating to maintenance, repair and replacement;

                  (xxiii) take any action or fail to take any reasonable action permitted by this Agreement if such action or failure to take action could reasonably be expected to result in either (A) any of the representations and warranties of the Company set forth in Article II of this Agreement becoming untrue in any material respect or (B) any of the conditions to the Closing set forth in Article VI of this Agreement not being satisfied as of the Closing Date; or

                  (xxiv) authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

            (b) During the Interim Period, the Company shall, and shall cause each of its Subsidiaries to: (i) solicit and accept customer orders in the ordinary course of business; and (ii) cooperate with Parent in communicating with suppliers and customers to accomplish the orderly transfer of the business and operations of the Company and its Subsidiaries to the control of the Parent on the Closing Date.

      4.2 No Solicitation of Other Proposals.

            (a) During the Interim Period, the Company shall not, directly or indirectly, through any officer, director, employee, investment banker, attorney, accountant or other advisor, representative or agent (each a "Company Representative"): (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of substantial assets, sale of shares of capital stock consisting of at least 20% of the then currently outstanding shares (including, without limitation, pursuant to a tender offer) or similar transaction or series of transactions involving the Company and its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"); or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal; or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from: (A) furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written Acquisition Proposal by such Person or recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, if and only to the extent that (y) the Board of Directors of the Company determines in good faith (after consultation with, and based upon the advice of, its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction more favorable, from a financial point of view, to the Company's stockholders than the Merger and other transactions contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of the Company determines in good faith after consultation with, and based upon the advice of, its outside legal counsel that such action is necessary for the Company to comply with its fiduciary duties to its stockholders under applicable law and (z) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such

Person, the Company's Board of Directors receives from such Person an executed non-disclosure agreement with terms no less favorable to such party than those terms contained in the confidentiality agreement, dated as of August 6, 2002, between Parent and the Company (the "Confidentiality Agreement"); or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regards to an Acquisition Proposal. Notwithstanding the foregoing, if the Company's Board of Directors shall receive a bona fide, unsolicited Acquisition Proposal as to which financing is not committed and if the Company's Board of Directors shall determine in good faith that such Acquisition Proposal would, but for the question of the financial capability of the proposed acquiror, constitute a Superior Proposal, then in such event the Company's Board of Directors and its financial advisor may, for the purpose of determining whether such proposal constitutes a Superior Proposal, conduct such limited inquiries of the proponent of such Acquisition Proposal as are necessary for the sole purpose of ascertaining whether the proposed transaction is reasonably capable of being consummated by such proponent so as to constitute a Superior Proposal. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by anyone acting on behalf of any of the Company, shall be deemed to constitute a breach of this Section 4.2 by the Company for all purposes of this Agreement.

            (b) Upon compliance with the foregoing, following the Company's receipt of a Superior Proposal, the Company shall be entitled to: (i) withdraw, modify or refrain from making its recommendation referred to in Section 5.1(a)(v) and 5.2(d) and approve and recommend to the stockholders of the Company such Superior Proposal; and (ii) enter into an agreement with such Person concerning such Superior Proposal.

            (c) The Company shall notify Parent as soon as practicable (and in any event within 24 hours) after receipt by the Company (or after the Company learns of receipt by its advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any Person that informs the Company that it is considering making, or has made, an Acquisition Proposal. Notwithstanding Section 8.2, such notice shall be made both orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall notify Parent of any discussions with any such offeror within 24 hours of such discussions and shall disclose to Parent within such 24-hour period the substance of such discussions in reasonable detail.

            (d) The Company shall be entitled to provide copies of this Section
4.2 to third parties who, on an unsolicited basis after the date of this Agreement, contact the Company regarding an Acquisition Proposal, provided that Parent shall concurrently be notified of such contact and delivery of such copy.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

      5.1 Special Meeting; Proxy Statement; Other Filings.

            (a) The Company shall in accordance with applicable law:

                  (i) as promptly as practicable after the execution of this Agreement, in accordance with the DGCL and its Certificate of Incorporation and Bylaws duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon this Agreement (the "Special Meeting");

                  (ii) prepare and use reasonable best efforts to file with the SEC within twelve (12) Business Days after execution of this Agreement a preliminary proxy statement relating to the Merger and this Agreement in form and substance reasonably satisfactory to Parent;

                  (iii) after consultation with Parent, respond promptly to any and all comments made by the SEC with respect to the preliminary proxy statement and, as soon as practicable thereafter to cause a definitive proxy statement (the "Proxy Statement") to be mailed to the stockholders of the Company in accordance with Regulation 14A under the Exchange Act, the Company's Certificate of Incorporation and Bylaws and the DGCL;

                  (iv) provide Parent with a reasonable opportunity to review and comment on the preliminary proxy statement and all amendments thereto and the Proxy Statement and all amendments or supplements thereto prior to the filing of the same with the

SEC, and will provide Parent with a true and complete copy of all such filings made with the SEC;

                  (v) include in the Proxy Statement (A) the opinion of the Financial Advisor referred to in Section 2.21 and (B) subject to Section 4.2, the recommendation of the Board of Directors that stockholders of the Company vote in favor of the adoption of this Agreement (the "Company Recommendation"); provided, however, that the Company shall submit this Agreement to the stockholders of the Company, whether or not the Company's Board of Directors at any time changes, withdraws or modifies its recommendation pursuant to Section 4.2;

                  (vi) subject to Section 4.2, use all reasonable efforts to solicit from stockholders proxies in favor of the Merger and adoption of this Agreement and take all actions reasonably necessary or, in the reasonable opinion of Parent, advisable to secure the approval of the stockholders required;

                  (vii) not, once the Special Meeting has been called and noticed, postpone or adjourn the Special Meeting (other than for the absence of a quorum and then only to such future date as is reasonably acceptable to Parent) without the prior written consent of Parent;

            (b) The Company agrees that its obligation to duly call, give notice of, convene and hold the Special Meeting as required by Section 5.1(a) shall not be affected by the withdrawal, amendment or modification of the Company Recommendation; and (ii) the Company agrees that its obligations under Section 5.1(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

            (c) Parent shall:

                  (i) promptly furnish all information concerning Parent and Merger Sub required to be included in the Proxy Statement; and

                  (ii) vote any shares of the Company beneficially owned by it, or with respect to which it has the power (by agreement, proxy or otherwise) to vote or cause to be voted, in favor of the adoption of this Agreement and approval of the Merger at the Special Meeting.

            (d) As promptly as practicable after the date of this Agreement, the Parties shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities laws relating to the Merger and other transactions contemplated by this Agreement (collectively, the "Other Filings").

      5.2 Tender Offer.

            (a) Parent shall have the option (the "Tender Offer Option") at any time prior to the date the Proxy Statement is first mailed to the stockholders of the Company to cause Merger Sub to (A) commence (within the meaning of Rule 14d-2 under the Exchange Act) an offer (the "Offer") to purchase any and all of the Company Common Stock at a price per share equal to the Merger Consideration, net to the selling stockholder in cash and (B) after affording the Company a reasonable opportunity to review and comment thereon, file a Tender Offer Statement on Schedule TO (the "Schedule TO") and all other necessary documents with the SEC (collectively, the "Offer Documents"), make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act, and publish, send or give the disclosure required by Rule 14d-6 under the Exchange Act by complying with the dissemination requirements of Rule 14d-4 under the Exchange Act in each case in connection with the Offer Documents. The Offer shall be subject only to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of shares of Company Common Stock that, together with the shares of Company Common Stock then owned by Parent and/or Merger Sub or any other Subsidiary of Parent, represents at least a majority of the shares of Company Common Stock outstanding on a fully-diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex I hereto. Merger Sub expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that without the prior written consent of the Company, (i) the Minimum Condition may not be waived, (ii) no change may be made that changes the form of consideration to be paid, decreases the price per share of Company Common Stock or the number of shares of Company Common Stock sought in the Offer or imposes conditions to the Offer in addition to those set forth in Annex I and (iii) no other change may be made to any term of the Offer in any manner adverse to the holders of the shares of Company Common Stock. Notwithstanding the foregoing, without the consent of the Company, Merger Sub shall have the right to extend the Offer (i) from time to time if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived or (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law. The Offer shall remain open until the date that is twenty (20) Business Days after the commencement of the Offer (the "Expiration Date"), unless Parent shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the terms of this Agreement or as may be required by applicable law, in which event, the term Expiration Date shall mean the latest time and date as the Offer, as so extended, may expire. If, at any Expiration Date, any of the conditions to the Offer are not satisfied or waived by Parent, Parent may, but shall not be required to, extend the Offer. Notwithstanding the foregoing, Parent and Merger Sub agree that Merger Sub shall from time to time extend the Offer, if requested by the Company, if at the Expiration Date (or any extended expiration date of the Offer, if applicable), any of the conditions of the Offer other than (or in addition to) the Minimum Condition or those set forth in Sections (c), (d), (e),
(f) or (g) of Annex I shall not have been waived or satisfied, until (taking into account all such extension(s)) January 31, 2003. If at the expiration of the Offer all of the conditions to the Offer have been satisfied or waived, Merger Sub may extend the Offer pursuant to an amendment to the Offer providing for a "subsequent offering period" not to exceed twenty (20) Business Days to the extent permitted under, and in compliance with, Rule 14d-11 under the Exchange Act. Subject to the foregoing and upon the terms and subject to the conditions of the Offer, Merger Sub shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

            (b) Parent, Merger Sub and the Company agree that the Offer Documents shall comply in all material respects with the requirements of applicable U.S. federal securities laws and, on the date first filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that in complying with the foregoing commitments, Parent or Merger Sub may rely on the accuracy of any information supplied by the Company or any of its stockholders for inclusion or incorporation by reference in the Offer Documents, and the Company may rely on the accuracy of any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents. Parent, Merger Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to their being filed with the SEC or disseminated to the holders of shares of Company Common Stock. Parent and Merger Sub shall provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer promptly after the receipt thereof, shall consult with the Company and its counsel prior to responding to any such comments, and shall provide the Company and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of Parent or Merger Sub or their counsel.

            (c) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any and all shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

            (d) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of all holders of Company Common Stock, (ii) unanimously approved this


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
Agreement and the transactions contemplated hereby, including the Offer, (iii) if Parent elects to exercise the Tender Offer Option, subject to Section 4.2, unanimously resolved to recommend to the holders of Company Common Stock that they tender their shares in the Offer and vote to adopt this Agreement and (iv) taken all action necessary to render the limitations on business combinations contained in Section 203 of Delaware Law inapplicable to this Agreement and the transactions contemplated hereby and thereby.

            (e) If Parent elects to exercise the Tender Offer Option, the Company will promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. From and after the date of this Agreement, all such information concerning the Company's record holders and, to the extent known, beneficial holders, shall be made available to Merger Sub upon request. Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Parent and Merger Sub shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists, shall use such information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement shall be terminated in accordance with Article VII, shall deliver to the Company all copies of such information then in their possession or under their control.

            (f) As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that, subject to Section 4.2, shall reflect the recommendations of the Company's Board of Directors referred to above. The Company, Parent


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
and Merger Sub each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and each amendment thereto prior to its being filed with the SEC or disseminated to the holders of shares of Company Common Stock.

            (g) Effective upon the acceptance for payment of, and payment for, any shares of Company Common Stock pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section 5.2(g)) and
(ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and/or Merger Sub (including shares of Company Common Stock accepted for payment) bears to the total number of shares of Company Common Stock outstanding, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also use its reasonable best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board (subject to any relevant independence requirements) and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company.

            (h) The Company's obligations to appoint Parent's designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to


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
the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

            (i) Following the election or appointment of Parent's designees pursuant to Section 5.2(g) and until the Effective Time, there shall be in office at least one Continuing Director (as defined below) and the approval of not less than a majority of the directors of the Company then in office, which majority shall include the concurrence of a majority of the directors neither designated by Parent nor employed by the Company (the "Continuing Directors"), shall be required to authorize any amendment or modification to the Certificate of Incorporation or Bylaws of the Company (except as otherwise provided herein), any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company or other action by the Company hereunder which materially adversely affects the rights of the Company hereunder or of the holders of shares of Company Common Stock (other than Parent and Merger Sub); provided, however, if the foregoing provisions of this subsection are invalid or incapable of being enforced under applicable law, then neither Parent nor Merger Sub shall approve (either in its capacity as a stockholder or as a party to this Agreement, as applicable), and Parent and Merger Sub shall use their commercially reasonable efforts to prevent the occurrence of, such action unless such action shall have received the unanimous approval of the Board of Directors of the Company. Following the election or appointment of Parent's designees pursuant to Section 5.2(g) and until the Effective Time, the Company shall use its reasonable best efforts to ensure that at least two (2) Continuing Directors shall remain members of the Board of Directors; provided that, if there shall be in office fewer than two (2) Continuing Directors for any reason, the parties shall use their commercially reasonable efforts to cause the Board of Directors of the Company to cause the person designated by the remaining Continuing Director to be elected to fill such vacancy, which person shall be deemed to be a Continuing Director for all purposes of this Agreement. If no Continuing Directors then remain, the other directors of the Company then in office shall designate two (2) persons to fill such vacancies who will not be directors, Officers, employees or Affiliates of Parent, Merger Sub or the Company, and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement. The Board of Directors of the Company


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
shall not delegate any matter covered by this Sections 5.2(g)-(i) to any committee of the Board of Directors of the Company unless such committee consists only of Continuing Directors.

      5.3 Access to Information; Confidentiality.

            (a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent reasonable access, during the Interim Period, to all its properties, books, contracts, commitments and records and, during such period, furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request. The Company shall make available to Parent the appropriate individuals for discussion of its business, properties and personnel as Parent may reasonably request.

            (b) No investigation by Parent or its representatives shall affect any representations, warranties, covenants or agreements of the Company set forth herein or the conditions to the obligations of the Company hereto.

            (c) All information obtained by Parent pursuant to Section 5.3 (a) shall be kept confidential in accordance with the Confidentiality Agreement.

      5.4 Reasonable Efforts; Further Assurances.

            (a) Parent and the Company shall use their reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VI, as applicable to each of them. Each Party, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and other transactions contemplated by this Agreement.

            (b) Subject to the terms and conditions hereof, the Company and Parent agree to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement including, without limitation, using their respective reasonable best efforts: (i)


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
to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to agreements and contracts with the Company or its Subsidiaries as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings required by any Governmental Authority (in connection with which Parent and the Company shall cooperate with each other in connection with the making of all such registrations and filings, including, without limitation, providing copies of all such documents to the non-filing party and its advisors prior to the time of such filing and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith); (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing; and (iv) to lift, rescind or mitigate the effects of any injunction, restraining order or other ruling by a Governmental Authority adversely affecting the ability of any Party to consummate the Merger or other transactions contemplated hereby and to prevent, with respect to any threatened or such injunction, restraining order or other such ruling, the issuance or entry thereof.

      5.5 Employee Benefit Matters.

            (a) Parent agrees that individuals who are employed by the Company or any Subsidiary of the Company immediately prior to the Effective Time shall remain employees of the Surviving Corporation or one of its Subsidiaries upon the Effective Time (each such employee, a "New Parent Employee").

            (b) After the Effective Time the New Parent Employees shall be eligible to participate in the employee benefit plans of Parent (the "Parent Benefit Plans") to the same extent as any similarly situated and geographically located employee of Parent.

            (c) With respect to each Parent Benefit Plan in which New Parent Employees subsequently participate, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company and its Subsidiaries (or predecessor employers thereof to the extent the plans of the Company or its Subsidiaries provides past service credit) shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not


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
recognized under the applicable Plan of the Company or Subsidiary. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Parent Benefit Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Plan of the Company or Subsidiary. New Parent Employees shall be given credit for amounts paid under a corresponding benefit plan of the Company or a Subsidiary during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Benefit Plan for the plan year in which the Effective Time occurs.

            (d) Nothing contained in this Section 5.5 shall be deemed to be a commitment of the Surviving Corporation, Parent or any of its Subsidiaries to employ any New Parent Employee for any period of time after the Effective Time, and this Section 5.5 shall not be construed to limit the ability of the Surviving Corporation, Parent or any of its Subsidiaries to terminate the employment of any New Parent Employee at any time after the Effective Time. In addition, nothing contained in this Section 5.5 shall be deemed to prevent Parent from amending or terminating any Parent Benefit Plan in accordance with its terms.

            (e) The provisions of this Section 5.5 are not intended to create rights of third party beneficiaries.

      5.6 Notification of Certain Matters.

            (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of (i) any event the occurrence, or non-occurrence of which could reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, then untrue or inaccurate in any respect) and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.6(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.


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
            (b) Each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Company Material Contract; and (v) any change that would be considered reasonably likely to result in a Company or Parent Material Adverse Effect, as the case may be, or is likely to impair in any material respect the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement.

      5.7 Public Announcements. Except as otherwise required by applicable law, court process, or as provided elsewhere herein, prior to the Closing or the earlier termination of this Agreement pursuant to Article VII, the Company shall not, nor shall it permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the Merger or other transactions contemplated by this Agreement without the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

      5.8 Indemnification of Directors and Officers.

            (a) Parent and the Surviving Corporation agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (the "Indemnified Parties") as provided in their respective Certificates of Incorporation or Bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.


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
            (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.8, and Parent shall ensure that such successors and assigns of the Surviving Corporation comply with and honor the foregoing obligations.

            (c) Parent shall, or the Company may with the prior written consent of Parent, purchase a five (5) year extended reporting period endorsement ("reporting tail coverage") under the Company's existing directors' and officers' liability insurance policy, or with the Company's prior consent, which shall not be unreasonably withheld or conditioned, a substantially similar policy, with respect to claims arising from facts or events that occurred on or prior to the Effective Time. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be obligated to expend in excess of $1,000,000 in the aggregate for payment of the premiums (the "D&O Premium Cap") for such directors' and officers' liability insurance in order to maintain or procure insurance coverage pursuant to this paragraph (c). If Parent or the Surviving Corporation is unable to obtain the insurance coverage required by this Section 5.8(c) for an aggregate amount less than or equal to the D&O Premium Cap, Parent or the Surviving Corporation, after consultation with the Company, shall obtain as much insurance as can be obtained for the D&O Premium Cap.

            (d) The provisions of this Section 5.8 are intended to be for the benefit of, and will be enforceable by each Indemnified Party, his or her respective heirs and representatives and may not be amended or repealed in any manner adverse to such Indemnified Party without the written consent of such Indemnified Party.

      5.9 Option Agreement. Contemporaneously with the execution and delivery of this Agreement, the Company shall execute and deliver to Parent the Option Agreement. The Company agrees to fully perform to the fullest extent permitted under applicable law its obligations under the Option Agreement.


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
                                   ARTICLE VI

                              CONDITIONS OF MERGER

      6.1 Conditions to Obligation of Each Party to Effect the Merger. The obligations of each Party to effect the Merger and consummate the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Party entitled to the benefit thereof, in whole or in part, to the extent permitted by the applicable law:

            (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the Requisite Stockholder Vote in accordance with the DGCL and the Certificate of Incorporation and Bylaws of the Company at the Special Meeting.

            (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any law, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein illegal.

      6.2 Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are also subject to the following conditions, any and all of which may be waived in writing by the Parent, in whole or in part, to the extent permitted by the applicable law:

            (a) Representations and Warranties. The representations and warranties of the Company contained herein that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, except, in all such cases, for such breaches, inaccuracies


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
or omissions of such representations and warranties which, considered in the aggregate, have neither had nor reasonably would be expected to have a Company Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

            (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

            (c) Approvals of Governmental Authorities; Third Party Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that (i) those approvals of Governmental Authorities and other third parties described in Section 2.4(d) (or not described in Section 2.4
(d) but required to be so described) have been obtained and (ii) the consents of such Persons set forth in Section 2.4(c) of the Company Disclosure Schedule have been obtained, except where the failure to have been obtained, either individually or in the aggregate, has not had and could not reasonably be expected to result in a Company Material Adverse Effect.

            (d) No Material Adverse Effect. From and after the date hereof, there shall not have occurred any event or occurrence and no circumstance shall exist which, alone or together with any one or more other events, occurrences or circumstances has had, is having or could reasonably be expected to result in a Company Material Adverse Effect.

            (e) Resignations of Directors. Parent shall have received written resignations from all of the directors of the Company and its Subsidiaries effective as of the Effective Time.

            (f) Dissenters' Rights. The holders of less than five percent (5%) of the


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
Company Common Stock shall have demanded and perfected their right to an appraisal of the Company Common Stock in accordance with the DGCL.

      6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions, any and all of which may be waived in writing by the Company, in whole or in part, to the extent permitted by the applicable law:

            (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained herein that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub contained herein that are not so qualified shall be true and correct in all material respects, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which, considered in the aggregate, have neither had nor reasonably would be expected to have a Parent Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

            (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate to such effect signed by the Chief Executive Office and Chief Financial Officer of Parent.

            (c) Approvals of Governmental Authorities. The Company shall have received evidence, in form and substance reasonably satisfactory to it, that those approvals of Governmental Authorities and other third parties described in
Section 3.2(c) (or not described in Section 3.2(c) but required to be so described) have been obtained, except where the failure to


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
have been so obtained, either individually or in the aggregate, could not reasonably be expected to result in a Parent Material Adverse Effect.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

      7.1 Termination. This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the
Company:

            (a) by mutual written consent of the Parties duly authorized by each of the Boards of Directors of Parent and the Company;

            (b) by either Parent or the Company if the Merger shall not have been consummated on or before January 31, 2003; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

            (c) by either Parent or the Company, if a Governmental Authority shall have issued an order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

            (d) by either Parent or the Company, if, at the Special Meeting (including any adjournment or postponement thereof), the Requisite Stockholder Vote shall not have been obtained;

            (e) by Parent, if the Board of Directors of the Company, or any authorized committee thereof, shall have: (i) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal other than the Merger; (ii) failed to present and recommend the approval and adoption of this Agreement and the Merger to the stockholders of the Company, or withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Parent or Merger Sub, its recommendation or approval of the Merger and this Agreement;
(iii) failed to mail the Proxy Statement to the stockholders of the Company within a


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
reasonable period of time after the Proxy Statement becomes available for mailing or failed to include therein such approval and recommendation (including the recommendation that the stockholders of the Company vote in favor of the Merger and approve and adopt this Agreement); (iv) upon a request by Parent to publicly reaffirm the approval and recommendation of the Merger, failed to do so within two (2) Business Days after such request is made; (v) entered, or caused the Company or any of its Subsidiaries to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal; (vi) breached Section 4.2(a), Section 4.2(c) or
Section 4.2(d) (for purposes of this Section 7.1(e) not considering the exceptions set forth in Section 4.2(b)); (vii) breached the Option Agreement; or
(viii) resolved or announced its intention to do any of the foregoing;

            (f) by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of the Company herein are or become untrue or inaccurate such that Section 6.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(f)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 6.2(b) will not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(f)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within twenty (20) days after notice thereof to the Company;

            (g) By Parent, if after Parent exercises the Tender Offer Option, the Board of Directors of the Company, or any authorized committee thereof, shall have: (i) failed to file with the SEC and disseminate to its holders of shares of Company Common Stock the Schedule 14D-9; (ii) failed to include in the
Schedule 14D-9 the recommendation to the holders of Company Common Stock that they tender their shares in the Offer; (iii) withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Parent or Merger Sub, its recommendation to the holders of Company Common Stock that they tender their shares in the Offer; (iv) upon a request by Parent to publicly reaffirm the recommendation to the holders of Company Common Stock that they tender their shares in the Offer, failed to do so within two (2) Business Days after such request is made; (v) otherwise breached Section 5.2; or (vi) resolved or announced its intention to do any of the foregoing; or

            (h) by the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that
Section 6.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(h)), or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(h)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within twenty (20) days after notice thereof to Parent.

      7.2 Effect of Termination. Except as provided in this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section 7.2 and Sections 5.3(c), 7.3 and Article VIII, each of which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any Party will cease, except that nothing herein will relieve any Party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

      7.3 Fees and Expenses.

            (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated.

            (b) In the event that Parent terminates this Agreement pursuant to
Section 7.1(e) or Section 7.1(g), then the Company shall pay to Parent, simultaneously with such termination of this Agreement, a fee in cash equal to $1,200,000 (the "Termination Fee"), payable by wire transfer of immediately available funds to an account specified by Parent. In addition, in the event that an Acquisition Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any person shall have announced an intention (whether or not conditional) to make an Acquisition Proposal and thereafter this Agreement is terminated pursuant to Section 7.1(d) and such Acquisition Proposal is consummated within one (1) year of such termination, the Company shall pay to Parent, simultaneously with the consummation of such Acquisition Proposal, the Termination Fee, payable by wire transfer of immediately available funds to an account specified by Parent. Furthermore, in the event that Parent terminates this Agreement pursuant to Section 7.1(f) due to (i) an intentional breach, omission or other act by or on behalf of the Company which causes the representations and warranties of the Company contained herein to become untrue or inaccurate or (ii) an intentional breach of any of its covenants or agreements contained in this Agreement, then the Company shall pay to Parent, simultaneously with such termination of this Agreement, the Termination Fee, payable by wire transfer of immediately available funds to an account specified by Parent.

            (c) If this Agreement is terminated pursuant to Section 7.1(h), then Parent shall reimburse the Company for all Company Stipulated Expenses not later than two Business Days after the date of such termination. As used in this Agreement, the term "Company Stipulated Expenses" shall mean those fees and expenses actually incurred by the Company in connection with this Agreement, the Merger and other transactions contemplated hereby, including fees and expenses of counsel, investment bankers, accountants, experts, consultants and other Company Representatives; provided, however, that in no event shall such amount exceed $500,000.

            (d) Nothing in this Section 7.3 shall be deemed to be exclusive of any other rights or remedies either Party may have hereunder or at law or in equity for any breach of this Agreement.

      7.4 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the Merger Consideration. This Agreement may not be amended except by an instrument in writing signed by all of the Parties.

      7.5 Waiver. At any time prior to the Effective Time, any Party may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument signed by the Party to be bound thereby.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

      8.1 Survival of Representations and Warranties.

            (a) Except as set forth in Section 8.1(b) below, the representations, warranties and agreements of each Party shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other Party, any Person controlling any such Party or any of their officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

            (b) The representations and warranties in this Agreement shall terminate at the Effective Time; provided, however, this Section 8.1(b) shall in no way limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

      8.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with confirmation as provided above addressed as follows:

            (a) If to Parent or Merger Sub:

                Progress Software Corporation
                14 Oak Park
                Bedford, MA 01730
                Telecopier: (781) 280-4304
                Attention: Joseph W. Alsop, Chief Executive Officer E-Mail: jwa@progress.com

                With copies to:

                Progress Software Corporation
                14 Oak Park
                Bedford, MA 01730
                Telecopier: (781) 280-4035

                Attention: James D. Freedman, Vice President and General Counsel E-Mail: freedman@progress.com

                and

                Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                Boston, MA 02111
                Telecopier: (617) 542-2211
                Attention: Stanford N. Goldman, Jr., Esq.
                E-Mail:  fngoldman@mintz.com

            (b) If to the Company:

                eXcelon Corporation
                25 Mall Road
                Burlington, MA 01803
                Telecopier: (781) 674-4194
                Attention: Joseph M. Bellini, Chief Executive Officer E-Mail: jbellini@exln.com

                With copies to:

                eXcelon Corporation
                25 Mall Road
                Burlington, MA 01803
                Telecopier: (781) 674-5010
                Attention: Clifford B. Thompson, General Counsel and Secretary E-Mail: CThompson@exln.com

                and

                Gibson, Dunn & Crutcher LLP
                1050 Connecticut Ave., NW
                Washington, DC  20036
                Telecopier: (202) 467-0539
                Attention: Stephanie Tsacoumis
                E-Mail:  stsacoumis@gibsondunn.com
or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted.

      8.3 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      8.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      8.5 Entire Agreement. This Agreement, the Option Agreement and the Stockholder's Agreements (including all exhibits and schedules hereto and thereto), and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the Parties with respect to the subject matter hereof.

      8.6 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Affiliate, provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

      8.7 Parties in Interest. Except as set forth in Section 5.8, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      8.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

      8.9 Governing Law; Enforcement. This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties: (a) consents to submit itself to the personal jurisdiction of the state courts of the State of Delaware in the event any dispute arises out of this Agreement or any transaction contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court;
(c) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; and (d) consents to service of process by delivery pursuant to Section 8.2 hereof.

      8.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                           [INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                 PROGRESS SOFTWARE CORPORATION



                                                 By   /s/ Joseph W. Alsop
                                                      --------------------------
                                                 Name: Joseph W. Alsop
                                                 Title:  Chief Executive Officer


                                                 CHOPIN MERGER SUB, INC.



                                                 By   /s/ Joseph W. Alsop
                                                      --------------------------
                                                 Name: Joseph W. Alsop
                                                 Title: President


                                                 EXCELON CORPORATION



                                                 By   /s/ Joseph M. Bellini
                                                      --------------------------
                                                 Name:  Joseph M. Bellini
                                                 Title:  Chief Executive Officer

                                     ANNEX I

                               CONDITIONS TO OFFER

      Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to applicable law, pay for any shares of Company Common Stock, and may terminate the Offer, if (i) immediately prior to the expiration date of the Offer, the Minimum Condition (as defined in the Merger Agreement) shall not have been satisfied, or (ii) at any time on or after the date of this Agreement and prior to the expiration date of the Offer, any of the following conditions exists and shall not have resulted from the breach by Parent or Merger Sub of any of their respective obligations under the Merger
Agreement:

            (a) there shall be instituted or pending any action or proceeding which, in the reasonable judgment of Parent, has a reasonable likelihood of success, by any Governmental Authority, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Merger, (ii) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (iii) seeking to restrain or prohibit Parent's ownership or operation (or that of its affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iv) seeking to impose or confirm material limitations on the ability of Parent, Merger Sub or any of Parent's other Affiliates effectively to exercise full rights of ownership of the shares of Company Common Stock, including the right to vote any shares of Company Common Stock acquired or owned by Parent, Merger Sub or any of Parent's other Affiliates on all matters properly presented to the Company's stockholders, or
(v) seeking to require divestiture by Parent, Merger Sub or any of Parent's other Affiliates of any shares of Company Common Stock or (vi) that otherwise, in the reasonable judgment of Parent, is likely to have a Company Material Adverse Effect; or

            (b) there shall have been any action taken, or any statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Authority, that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above; provided, however, that the parties shall use reasonable efforts to cause any such decree, judgment or other order to be vacated or lifted prior to January 31, 2003; or

            (c) any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its Subsidiaries that, in the reasonable judgment of Parent, is or is likely to have a Company Material Adverse Effect; or

            (d) it shall have been publicly disclosed or Parent shall have otherwise learned that (i) any Person shall have acquired beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Company Common Stock), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Company Common Stock), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC on October 18, 2002, or (ii) any such Person that, prior to October 18, 2002, had filed such a Schedule with the Commission shall have acquired beneficial ownership of additional shares of any class or series of capital stock of the Company (including Company Common Stock), through the acquisition of stock, the formation of a group or otherwise, constituting 20% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Company Common Stock) constituting 20% or more of any such class or series; or

            (e) the Company shall have breached or failed to perform in any material respect any of its obligations under the Agreement, or any of its representations and warranties contained in the Agreement, disregarding all such qualifications and exceptions contained therein using the terms "material" or "Company Material Adverse Effect," shall not be true when made or at any time prior to the consummation of the Offer as if made at and as of such time with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

            (f) the Agreement shall have been terminated in accordance with its terms; or

            (g) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market for a period in excess of 18 hours, (ii) any declaration of a banking moratorium or general suspension of payments in respect of lenders that regularly participate in the U.S. market in loans to large corporations, (iii) any material limitation by any Governmental Authority in the United States that materially affects the extension of credit generally by lenders that regularly participate in the U.S. market in loans to large corporations, (iv) any commencement of a war involving the United States or any commencement of armed hostilities or other national or international calamity involving the United States that has a material adverse effect on bank syndication or financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; which, in the reasonable judgment of Parent in any such case, and regardless of the circumstances (including any action or omission by Parent) giving rise to any such condition, could reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect or a material adverse effect on the Offer.

      The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to any such conditions and except with respect to the Minimum Condition may be waived by Parent in whole or in part at any time and from time to time prior to the expiration of the Offer, in each case, in the exercise of the good faith judgment of Parent and subject to the terms of this Agreement. The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer.

                                    ANNEX II

                             INDEX TO DEFINED TERMS

"Acquisition Proposal" has the meaning set forth in Section 4.2(a).

"Agreement" has the meaning set forth in the preamble.

"Business Day" has the meaning set forth in Section 1.2.

"Certificate of Merger" has the meaning set forth in Section 1.3.

"Closing Date" has the meaning set forth in Section 1.2.

"Closing" has the meaning set forth in Section 1.2.

"COBRA" has the meaning set forth in Section 2.14(h).

"Code" has the meaning set forth in Section 1.12(f).

"Commercial Software" has the meaning set forth in Section 2.20(g).

"Company Certificate" has the meaning set forth in Section 1.7(b).

"Company Common Stock" has the meaning set forth in Section 1.7(a).

"Company Disclosure Schedule" has the meaning set forth in the first paragraph of Article II.

"Company ESPP" has the meaning set forth in Section 1.9(c).

"Company Financial Statements" has the meaning set forth in Section 2.6(b).

"Company Intellectual Property Rights" has the meaning set forth in Section 2.20(a).

"Company Material Adverse Effect" has the meaning set forth in the first paragraph of Article II.

"Company Material Contract" has the meaning set forth in Section 2.9(a).

"Company Option Plans" has the meaning set forth in Section 1.9(a).

"Company Preferred Stock" has the meaning set forth in Section 2.3(a).

"Company Recommendation" has the meaning set forth in Section 5.1(a)(v).

"Company Representative" has the meaning set forth in Section 4.2(a).

"Company SEC Reports" has the meaning set forth in Section 2.6(a).

"Company Stipulated Expenses" has the meaning set forth in Section 7.3(c).

"Company Stock Options" has the meaning set forth in Section 1.9(a).

"Company Stock Plans" has the meaning set forth in Section 1.9(c).

"Company" has the meaning set forth in the preamble

"Confidentiality Agreement" has the meaning set forth in Section 4.2(a).

"Continuing Director" has the meaning set forth in Section 5.2(i).

"D&O Premium Cap" has the meaning set forth in Section 5.8(c).

"DGCL" has the meaning set forth in the preamble.

"Dissenting Shares" has the meaning set forth in Section 1.14.

"EDGAR" has the meaning set forth in Section 2.6(a).

"Effective Time" has the meaning set forth in Section 1.3.

"End-User Licenses" has the meaning set forth in Section 2.20(b).

"Environment Law" has the meaning set forth in Section 2.19(g).

"Equitable Exceptions" has the meaning set forth in Section 2.4(b).

"ERISA" has the meaning set forth in Section 2.14(b).

"Exchange Act" has the meaning set forth in Section 1.9(b).

"Expiration Date" has the meaning set forth in Section 5.2(a).

"Financial Advisor" has the meaning set forth in Section 2.21.

"GAAP" has the meaning set forth in Section 2.6(b).

"Governmental Authority" has the meaning set forth in Section 2.4(d).

"Indemnified Parties" has the meaning set forth in Section 5.8(a).

"Insurance Policies" has the meaning set forth in Section 2.17(a).

"Interim Period" has the meaning set forth in Section 4.1(a).

"IRS" has the meaning set forth in Section 2.14(d).

"Liens" has the meaning set forth in Section 2.2(c).

"Material Permit" has the meaning set forth in Section 2.11(a).

"Materials of Environmental Concern" has the meaning set forth in Section
2.19(g).

"Merger Consideration" has the meaning set forth in Section 1.7(a).

"Merger Sub Common Stock" has the meaning set forth in Section 1.10.

"Merger Sub" has the meaning set forth in the preamble.

"Merger" has the meaning set forth in the preamble.

"Minimum Condition" has the meaning set forth in Section 5.2 (a).

"Most Recent Balance Sheet" has the meaning set forth in Section 2.7.

"Most Recent Balance Sheet Date" has the meaning set forth in Section 2.7.

"Multiple Employer Welfare Arrangement" has the meaning set forth in Section
2.14 (c).

"New Parent Employee" has the meaning set forth in Section 5.5(a).

"Offer Documents" has the meaning set forth in Section 5.2(a).

"Offer" has the meaning set forth in Section 5.2(a).

"Option Agreement" has the meaning set forth in the preamble.

"Other Filings" has the meaning set forth in Section 5.1(d).

"Outstanding Company Stock Options" has the meaning set forth in Section 2.3(b).

"Parent Benefit Plans" has the meaning set forth in Section 5.5(b).

"Parent Material Adverse Effect" has the meaning set forth in the first paragraph of Article III.

"Parent" has the meaning set forth in the preamble.

"Party" or "Parties" has the meaning set forth in the preamble.

"Paying Agent" has the meaning set forth in Section 1.12(a).

"Pension Plan" has the meaning set forth in Section 2.14(b).

"Permitted Liens" has the meaning set forth in Section 2.16(a).

"Plan" or "Plans" has the meaning set forth in Section 2.14(a).

"Proxy Statement" has the meaning set forth in Section 5.1(a)(iii).

"Regulation S-K" has the meaning set forth in Section 2.6(a).

"Requisite Stockholder Vote" has the meaning set forth in Section 2.4(a).

"Returns" has the meaning set forth in Section 2.18(b).

"Sarbanes-Oxley has the meaning set forth in Section 2.6(a)

"Schedule 14D-9" has the meaning set forth in Section 5.2(f).

"Schedule TO" has the meaning set forth in Section 5.2(a).

"SEC" has the meaning set forth in Section 2.2.

"Securities Act" has the meaning set forth in Section 2.2(c).

"Special Meeting" has the meaning set forth in Section 5.1(a)(i).

"Stockholder's Agreements" has the meaning set forth in the preamble.

"Subsequent Offering Period" has the meaning set forth in Section 5.2(a).

"Subsidiary" has the meaning set forth in Section 2.2(e).

"Substantially Vacant" has the meaning set forth in Section 2.16(f).

"Superior Proposal" has the meaning set forth in Section 4.2(a).

"Surviving Corporation" has the meaning set forth in Section 1.1.

"Tax" has the meaning set forth in Section 2.18(a).

"Tender Offer Option" has the meaning set forth in Section 5.2(a).

"Termination Fee" has the meaning set forth in Section 7.3(b).

"Welfare Plan" has the meaning set forth in Section 2.14(c).